PRESS RELEASE
COMCAST REPORTS 4th QUARTER 2023 RESULTS
PHILADELPHIA - January 25, 2024… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended December 31, 2023.
“We capped off 2023 and the fourth quarter with excellent operational and financial performance," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "For the third consecutive year, we generated the highest Revenue, Adjusted EBITDA and Adjusted EPS in our company's history. At the same time, we invested in future growth, returned $16 billion to shareholders and maintained a healthy balance sheet. We drove strong revenue and Adjusted EBITDA growth in our Connectivity & Platforms businesses and continued to expand and upgrade our network to fuel broadband. We also reported the highest Adjusted EBITDA on record at Theme Parks; were the #1 studio in worldwide box office for the first time since 2015; and maintained Peacock's position as the fastest growing streamer in the U.S. 2024 is already off to a great start – I couldn't be more proud of how our company came together to deliver a record-breaking NFL Wild Card game on Peacock and the nation's biggest night on the Internet ever. Our unique and complementary capabilities will enable us to capitalize on the many opportunities ahead, and the Board's confidence in our future is reflected in today's announcement that we are increasing our dividend for the 16th consecutive year."

($ in millions, except per share data)
	4th Quarter			Full Year
Consolidated Results	2023	2022	Change	2023	2022	Change

Revenue	$31,253	$30,552	2.3%	$121,572	$121,427	0.1%
Net Income Attributable to Comcast	$3,260	$3,024	7.8%	$15,388	$5,370	186.5%
Adjusted Net Income[1]	$3,410	$3,520	(3.1%)	$16,493	$16,147	2.1%
Adjusted EBITDA[2]	$8,012	$8,000	0.1%	$37,633	$36,459	3.2%
Earnings per Share[3]	$0.81	$0.70	15.7%	$3.71	$1.21	NM
Adjusted Earnings per Share[1]	$0.84	$0.82	2.4%	$3.98	$3.64	9.3%
Net Cash Provided by Operating Activities	$5,922	$5,883	0.7%	$28,501	$26,413	7.9%
Free Cash Flow[4]	$1,708	$1,330	28.5%	$12,962	$12,646	2.5%

NM=comparison not meaningful.
For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
4th Quarter and Full Year 2023 Highlights:
•Consolidated Adjusted EBITDA in the Fourth Quarter Was Consistent With the Prior Year Period, Including Severance and Other, and Increased 3.2% for the Full Year; Adjusted EPS in the Fourth Quarter Increased 2.4% to $0.84 and Increased 9.3% to $3.98 for the Full Year; Generated Free Cash Flow of $1.7 Billion in the Fourth Quarter and $13.0 Billion for the Full Year
•Returned $4.7 Billion to Shareholders in the Fourth Quarter Through a Combination of $1.2 Billion in Dividend Payments and $3.5 Billion in Share Repurchases. Total Return of Capital to Shareholders for the Full Year was $15.8 Billion
•Increased Dividend by $0.08, or 6.9% Year-over-Year, to $1.24 per Share on an Annualized Basis for 2024, the 16th Consecutive Annual Increase; Increased Share Repurchase Authorization to $15 Billion
•Continued the Successful Execution of Our Domestic Network Expansion and Upgrade Strategy; Increased Homes and Businesses Passed in 2023 by 1.1 Million to 62.5 Million; Expanded Deployment of Mid-Split Technology to 35% of Our Footprint at Year-End; and Began Rolling-Out Multi-Gigabit Symmetrical Speeds Starting in Select Markets in the Fourth Quarter
•Domestic Broadband Average Rate Per Customer Increased 3.9% and Drove Domestic Broadband Revenue Growth of 3.7% in the Fourth Quarter and 4.2% for the Full Year
•Domestic Wireless Customer Line Net Additions Were 310,000 in the Fourth Quarter and 1.3 Million for the Full Year; Lines Increased 24% Compared to the Prior Year Period Reaching 6.6 Million
•Peacock Paid Subscribers Increased Nearly 50% Compared to the Prior Year Period to 31 Million, Including Net Additions of 3 Million in the Fourth Quarter. Peacock Revenue in the Fourth Quarter Increased 57%, Surpassing $1.0 Billion in Quarterly Revenue for the First Time; Adjusted EBITDA in the Fourth Quarter Improved Compared to the Prior Year Period

•Studios Ranked #1 in Worldwide Box Office for the Full Year, Including 3 of the Top 5 Films: Super Mario Bros. Movie, Oppenheimer and Fast X
•Theme Parks Generated Its Highest Adjusted EBITDA on Record for a Fourth Quarter and a Full Year. Adjusted EBITDA Increased 11.6% to $872 Million in the Fourth Quarter and 24.7% to $3.3 Billion for the Full Year

4th Quarter Consolidated Financial Results
\
Revenue increased 2.3% compared to the prior year period. Net Income Attributable to Comcast increased 7.8%. Adjusted Net Income decreased 3.1%. Adjusted EBITDA was consistent with the prior year period, including $527 million of severance and other in the quarter and $638 million of severance in the prior year period. Excluding severance and other7, Adjusted EBITDA decreased 1.2%.

Earnings per Share (EPS) increased 15.7% to $0.81. Adjusted EPS increased 2.4% to $0.84.

Capital Expenditures decreased 6.9% to $3.3 billion. Connectivity & Platforms’ capital expenditures decreased 19.4% to $2.1 billion, reflecting lower spending on customer premise equipment, scalable infrastructure and support capital, partially offset by higher investment in line extensions. Content & Experiences' capital expenditures increased 28.5% to $1.2 billion, reflecting increased investment in constructing the Epic Universe theme park in Orlando, which is scheduled to open in 2025.

Net Cash Provided by Operating Activities was $5.9 billion. Free Cash Flow was $1.7 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 81.9 million of its common shares for $3.5 billion, resulting in a total return of capital to shareholders of $4.7 billion.
Today, Comcast announced that it increased its dividend by $0.08, or 6.9% year-over-year, to $1.24 per share on an annualized basis for 2024. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.31 per share on the company's stock, payable April 24, 2024, to shareholders of record as of the close of business on April 3, 2024. The Board of Directors also approved a new share repurchase program authorization, effective as of January 26, 2024, of $15 billion, which does not have an expiration date. We expect to repurchase shares of our Class A common stock under this authorization in the open market or private transactions, subject to market and other conditions.

Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	4th Quarter
	2023	2022[5]	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,058	$18,081	(0.1%)	(1.3%)
Business Services Connectivity	2,361	2,230	5.9%	5.8%
Total Connectivity & Platforms Revenue	$20,418	$20,311	0.5%	(0.5%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,276	$6,073	3.3%	3.3%
Business Services Connectivity	1,303	1,276	2.1%	2.1%
Total Connectivity & Platforms Adjusted EBITDA	$7,579	$7,349	3.1%	3.1%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	34.8%	33.6%	120 bps	160 bps
Business Services Connectivity	55.2%	57.2%	(200) bps	(200) bps
Total Connectivity & Platforms Adjusted EBITDA Margin	37.1%	36.2%	90 bps	130 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Connectivity & Platforms was consistent with the prior year period. Adjusted EBITDA increased 3.1%, including $422 million of severance and other in the quarter and $456 million of severance in the prior year period. Excluding severance and other and the impact of foreign currency7, Adjusted EBITDA increased 2.4% due to growth in Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA. Adjusted EBITDA margin increased 90 basis points to 37.1%. Excluding severance and other and the impact of foreign currency7, Adjusted EBITDA margin increased 110 basis points.

(in thousands)			Net Additions / (Losses)

			4th Quarter
	4Q23	4Q22[8]	2023	2022[8]
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,648	31,860	(74)	(68)
International Residential Connectivity & Platforms Customer Relationships	17,847	17,939	(111)	55
Business Services Connectivity Customer Relationships	2,641	2,625	1	4
Total Connectivity & Platforms Customer Relationships	52,136	52,425	(183)	(9)

Domestic Broadband
Residential Customers	29,748	29,812	(31)	(23)
Business Customers	2,505	2,507	(3)	—
Total Domestic Broadband Customers	32,253	32,319	(34)	(23)

Total Domestic Wireless Lines	6,588	5,313	310	365

Total Domestic Video Customers	14,106	16,142	(389)	(440)

Total Customer Relationships for Connectivity & Platforms decreased by 183,000 to 52.1 million, reflecting decreases in Residential Connectivity & Platforms customer relationships. Total domestic broadband customer net losses were 34,000, total domestic wireless line net additions were 310,000 and total domestic video customer net losses were 389,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	4th Quarter
	2023	2022[5]	Change

Revenue
Domestic Broadband	$6,403	$6,177	3.7%	3.7%
Domestic Wireless	1,020	883	15.4%	15.4%
International Connectivity	1,197	953	25.7%	19.0%
Total Residential Connectivity	8,620	8,013	7.6%	6.9%
Video	6,903	7,273	(5.1%)	(6.5%)
Advertising	1,109	1,283	(13.6%)	(15.0%)
Other	1,426	1,512	(5.7%)	(7.0%)
Total Revenue	$18,058	$18,081	(0.1%)	(1.3%)

Operating Expenses
Programming	$4,429	$4,473	(1.0%)	(2.5%)
Non-Programming	7,353	7,536	(2.4%)	(4.1%)
Total Operating Expenses	$11,782	$12,009	(1.9%)	(3.5%)

Adjusted EBITDA	$6,276	$6,073	3.3%	3.3%
Adjusted EBITDA Margin	34.8%	33.6%	120 bps	160 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Residential Connectivity & Platforms was consistent compared to the prior year period, but decreased when excluding the positive impact of foreign currency. Growth in residential connectivity revenue was driven by: international connectivity revenue due to increases in wireless revenue, reflecting higher sales of wireless devices and services, and in broadband revenue, as well as the positive impact of foreign currency; domestic broadband revenue due to higher average rates; and domestic wireless revenue due to an increase in the number of customer lines. The growth in residential connectivity revenue was offset by: a decrease in video revenue due to a decline in the number of video customers, partially offset by an increase in average rates and the positive impact of foreign currency; lower advertising revenue primarily due to a decline in domestic political advertising; and lower other revenue primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms increased 3.3%, including $380 million of severance and other in the quarter and $449 million of severance in the prior year period. Programming expenses decreased primarily due to the decline in the number of domestic video customers, partially offset by domestic contractual rate increases, an increase in programming expenses for international sports networks and the impact of foreign currency. Non-programming expenses decreased primarily due to lower spending on marketing and promotion, lower fees paid to third-party channels related to advertising sales, lower technical and support costs, and lower severance and other. These decreases were partially offset by increased direct product costs associated with our wireless service, from increases in device sales and the number of customers receiving our wireless service, and by the impact of foreign currency. Excluding severance and other and the impact of foreign currency7, Adjusted EBITDA increased 1.9%. Adjusted EBITDA margin increased 120 basis points to 34.8%. Excluding severance and other and the impact of foreign currency7, Adjusted EBITDA margin increased 120 basis points.

Business Services Connectivity

($ in millions)				Constant Currency Change[6]
	4th Quarter
	2023	2022[5]	Change

Revenue	$2,361	$2,230	5.9%	5.8%
Operating Expenses	1,057	953	10.9%	10.8%
Adjusted EBITDA	$1,303	$1,276	2.1%	2.1%
Adjusted EBITDA Margin	55.2%	57.2%	(200) bps	(200) bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Business Services Connectivity increased due to an increase in revenue from small business customers, driven by higher average rates, and an increase in revenue from medium-sized and enterprise customers.

Adjusted EBITDA for Business Services Connectivity increased 2.1%, including $42 million of severance in the quarter and $7 million of severance in the prior year period. The increase in Adjusted EBITDA reflects higher revenue, partially offset by higher operating expenses primarily due to an increase in direct product costs and higher severance. Excluding severance and the impact of foreign currency7, Adjusted EBITDA increased 4.8%. Adjusted EBITDA margin decreased 200 basis points to 55.2%. Excluding severance and the impact of foreign currency7, Adjusted EBITDA margin decreased 50 basis points.

Content & Experiences

($ in millions)
	4th Quarter
	2023	2022[5]	Change
Content & Experiences Revenue
Media	$6,979	$6,768	3.1%
Studios	3,064	2,938	4.3%
Theme Parks	2,371	2,114	12.2%
Headquarters & Other	19	29	(35.2%)
Eliminations	(933)	(968)	3.6%
Total Content & Experiences Revenue	$11,500	$10,881	5.7%

Content & Experiences Adjusted EBITDA
Media	$108	$218	(50.2%)
Studios	308	168	83.0%
Theme Parks	872	782	11.6%
Headquarters & Other	(337)	(353)	4.7%
Eliminations	(20)	97	NM
Total Content & Experiences Adjusted EBITDA	$932	$911	2.3%
NM=comparison not meaningful.

Revenue for Content & Experiences increased compared to the prior year period driven by Theme Parks, Media and Studios. Adjusted EBITDA for Content & Experiences increased 2.3%, including $101 million of severance in the quarter and $186 million of severance in the prior year period primarily in Headquarters and Other. Excluding severance7, Adjusted EBITDA decreased 5.9%, primarily due to a decrease in Media, partially offset by increases in Studios and Theme Parks.

Media

($ in millions)
	4th Quarter
	2023	2022[5]	Change
Revenue
Domestic Advertising	$2,635	$2,829	(6.9%)
Domestic Distribution	2,747	2,532	8.5%
International Networks	1,047	893	17.3%
Other	550	514	7.0%
Total Revenue	$6,979	$6,768	3.1%
Operating Expenses	6,871	6,550	4.9%
Adjusted EBITDA	$108	$218	(50.2%)

Revenue for Media increased due to higher domestic distribution, international networks and other revenue, partially offset by lower domestic advertising revenue. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by an increase in paid subscribers. International networks revenue increased primarily reflecting an increase in revenue associated with the distribution of sports channels and the positive impact of foreign currency. Domestic advertising revenue decreased reflecting the unfavorable comparison to Telemundo's broadcast of the FIFA World Cup in the prior year period. Excluding the contribution from World Cup advertising7 in the prior year period, advertising revenue increased 2.7%, primarily due to an increase in revenue at Peacock, partially offset by lower revenue at our networks.

Adjusted EBITDA for Media decreased due to higher operating expenses, which more than offset higher revenue. The increase in operating expenses was due to increased sports programming costs and higher programming costs at Peacock, partially offset by a decrease in content costs at our entertainment television networks, including the impacts of the Writers Guild and Screen Actors Guild work stoppages in the current year period. The increase in sports costs reflected the contractual rate increase in NFL programming, the addition of Big 10 and higher Premier League costs compared to the prior year period when games were paused for four weeks to accommodate the timing of the FIFA World Cup. Media results in the fourth quarter include $1.0 billion of revenue and an Adjusted EBITDA9 loss of $825 million related to Peacock, compared to $660 million of revenue and an Adjusted EBITDA9 loss of $978 million in the prior year period.

Studios

($ in millions)
	4th Quarter
	2023	2022[5]	Change
Revenue
Content Licensing	$2,375	$2,382	(0.3%)
Theatrical	343	216	58.8%
Other	345	339	1.7%
Total Revenue	$3,064	$2,938	4.3%
Operating Expenses	2,756	2,770	(0.5%)
Adjusted EBITDA	$308	$168	83.0%

Revenue for Studios increased primarily due to higher theatrical revenue, including the performance of Five Nights at Freddy's, Trolls Band Together, The Exorcist: Believer and Migration. Content licensing revenue was consistent as higher content licensing revenue at our film studios was offset by lower content licensing revenue at our television studios, primarily due to the timing of when content was made available under licensing agreements, including the impacts of the Writers Guild and Screen Actors Guild work stoppages in the current year period.

Adjusted EBITDA for Studios increased due to higher revenue and consistent operating expenses. The consistent operating expenses primarily reflected consistent programming and production expenses, due to lower costs associated with lower content licensing sales at our television studios, including the impacts of the work stoppages in the current year period, offset by higher film costs.

Theme Parks

($ in millions)
	4th Quarter
	2023	2022	Change

Revenue	$2,371	$2,114	12.2%
Operating Expenses	1,499	1,332	12.5%
Adjusted EBITDA	$872	$782	11.6%

Revenue for Theme Parks increased due to higher revenue at both our international and domestic theme parks. Domestic theme parks revenue increased, reflecting higher revenue at our theme park in Hollywood due to the continued success of Super Nintendo World, partially offset by lower revenue at our theme park in Orlando which continued to be above comparable pre-pandemic 2019 levels.

Adjusted EBITDA for Theme Parks increased, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was due to higher costs primarily associated with increased guest attendance.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the fourth quarter was $337 million, compared to a loss of $353 million in the prior year period. The year-over-year change included the impact of lower severance in the current year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $933 million, compared to $968 million in the prior year period, and Adjusted EBITDA eliminations were a loss of $20 million, compared to a benefit of $97 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	4th Quarter
	2023	2022[5]	Change
Corporate & Other
Revenue	$760	$731	4.0%
Operating Expenses	1,254	1,019	23.0%
Adjusted EBITDA	($494)	($288)	(71.2%)

Eliminations
Revenue	($1,426)	($1,370)	4.1%
Operating Expenses	(1,420)	(1,398)	1.6%
Adjusted EBITDA	($5)	$28	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo, our consolidated streaming platform joint venture beginning in June 2022. Corporate & Other Adjusted EBITDA decreased primarily reflecting an increase in operating expenses related to Sky operations in Germany, due to higher Bundesliga costs compared to the prior year period when games were paused for four weeks to accommodate the timing of the FIFA World Cup and content charges related to a shift in our entertainment content development strategy.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, consistent with the prior year period, and Adjusted EBITDA eliminations were a loss of $5 million compared to a benefit of $28 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Beginning in the first quarter of 2023, we changed our presentation of segment operating results around our two primary businesses, Connectivity & Platforms and Content & Experiences. We present the operations of (1) our Connectivity & Platforms business in two segments: Residential Connectivity & Platforms and Business Services Connectivity and (2) our Content & Experiences business in three segments: Media, Studios and Theme Parks. We have updated certain historical information as a result of these changes, including: (1) presentation of Cable Communications results in the Residential Connectivity & Platforms and Business Services Connectivity segments and (2) presentation of Sky's results across the segments within the Connectivity & Platforms and Content & Experiences business segments, and Corporate & Other.
6Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
7From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 and Table 8 for reconciliations of non-GAAP financial measures.
8Customer metrics for 2022 have been updated to reflect the new segment presentation, and to align methodologies for counting business customer metrics to: (1) include locations receiving our services outside of our distribution system and (2) now count certain customers based on the number of locations receiving services, including arrangements whereby third parties provide connectivity services leveraging our distribution system. These changes in methodology were not material to any period presented. Previously reported total Sky customer relationships of approximately 23 million as of December 31, 2022 also included approximately 5 million customer relationships receiving Sky services in Germany.
9Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.

Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, January 25, 2024, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, January 25, 2024, on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2023	2022	2023	2022
Revenue	$31,253	$30,552	$121,572	$121,427

Costs and expenses
Programming and production	10,256	9,807	36,762	38,213
Marketing and promotion	2,042	2,182	7,971	8,506
Other operating and administrative	10,943	10,561	39,190	38,263
Depreciation	2,192	2,199	8,854	8,724
Amortization	1,336	1,273	5,482	5,097
Goodwill and long-lived asset impairments	—	—	—	8,583
	26,769	26,022	98,258	107,385

Operating income	4,484	4,530	23,314	14,041

Interest expense	(1,020)	(974)	(4,087)	(3,896)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	335	(14)	789	(537)
Realized and unrealized gains (losses) on equity securities, net	1	(113)	(130)	(320)
Other income (loss), net	243	242	592	(3)
	579	114	1,252	(861)

Income before income taxes	4,043	3,670	20,478	9,284

Income tax expense	(891)	(797)	(5,371)	(4,359)

Net income	3,153	2,873	15,107	4,925

Less: Net income (loss) attributable to noncontrolling interests	(107)	(150)	(282)	(445)

Net income attributable to Comcast Corporation	$3,260	$3,024	$15,388	$5,370

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.81	$0.70	$3.71	$1.21

Diluted weighted-average number of common shares	4,039	4,290	4,148	4,430

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2023	2022

OPERATING ACTIVITIES
Net income	$15,107	$4,925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,336	13,821
Goodwill and long-lived asset impairments	—	8,583
Share-based compensation	1,241	1,336
Noncash interest expense (income), net	316	309
Net (gain) loss on investment activity and other	(768)	1,177
Deferred income taxes	(2,739)	(834)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(996)	(1,327)
Film and television costs, net	(260)	(451)
Accounts payable and accrued expenses related to trade creditors	(520)	497
Other operating assets and liabilities	2,784	(1,623)

Net cash provided by operating activities	28,501	26,413

INVESTING ACTIVITIES
Capital expenditures	(12,242)	(10,626)
Cash paid for intangible assets	(3,298)	(3,141)
Construction of Universal Beijing Resort	(137)	(330)
Acquisitions, net of cash acquired	—	(12)
Proceeds from sales of businesses and investments	661	1,985
Advance on sale of investment	8,610	—
Purchases of investments	(1,313)	(2,274)
Other	558	258

Net cash provided by (used in) investing activities	(7,161)	(14,140)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(660)	660
Proceeds from borrowings	6,052	2,745
Repurchases and repayments of debt	(4,015)	(2,307)
Repayment of collateralized obligation	(5,175)	—
Repurchases of common stock under repurchase program and employee plans	(11,291)	(13,328)
Dividends paid	(4,766)	(4,741)
Other	5	786

Net cash provided by (used in) financing activities	(19,850)	(16,184)

Impact of foreign currency on cash, cash equivalents and restricted cash	9	(86)

Increase (decrease) in cash, cash equivalents and restricted cash	1,500	(3,997)

Cash, cash equivalents and restricted cash, beginning of period	4,782	8,778

Cash, cash equivalents and restricted cash, end of period	$6,282	$4,782

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	December 31,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and cash equivalents	$6,215	$4,749
Receivables, net	13,813	12,672
Other current assets	3,959	4,406
Total current assets	23,987	21,826

Film and television costs	12,920	12,560

Investments	9,385	7,740

Property and equipment, net	59,686	55,485

Goodwill	59,268	58,494

Franchise rights	59,365	59,365

Other intangible assets, net	27,867	29,308

Other noncurrent assets, net	12,333	12,497

	$264,811	$257,275
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,437	$12,544
Accrued participations and residuals	1,671	1,770
Deferred revenue	3,242	2,380
Accrued expenses and other current liabilities	11,613	9,450
Current portion of long-term debt	2,069	1,743
Advance on sale of investment	9,167	—
Total current liabilities	40,198	27,887

Long-term debt, less current portion	95,021	93,068

Collateralized obligation	—	5,172

Deferred income taxes	26,003	28,714

Other noncurrent liabilities	20,122	20,395

Redeemable noncontrolling interests	241	411

Equity
Comcast Corporation shareholders' equity	82,703	80,943
Noncontrolling interests	523	684
Total equity	83,226	81,627

	$264,811	$257,275

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2023	2022	2023	2022
Net income attributable to Comcast Corporation	$3,260	$3,024	$15,388	$5,370
Net income (loss) attributable to noncontrolling interests	(107)	(150)	(282)	(445)
Income tax expense	891	797	5,371	4,359
Interest expense	1,020	974	4,087	3,896
Investment and other (income) loss, net	(579)	(114)	(1,252)	861
Depreciation	2,192	2,199	8,854	8,724
Amortization	1,336	1,273	5,482	5,097
Goodwill and long-lived asset impairments	—	—	—	8,583
Adjustments (1)	—	(2)	(16)	13
Adjusted EBITDA	$8,012	$8,000	$37,633	$36,459

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$5,922	$5,883	$28,501	$26,413
Capital expenditures	(3,320)	(3,564)	(12,242)	(10,626)
Cash paid for capitalized software and other intangible assets	(893)	(989)	(3,298)	(3,141)
Free Cash Flow	$1,708	$1,330	$12,962	$12,646

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2023	2022	2023	2022
Adjusted EBITDA	$8,012	$8,000	$37,633	$36,459
Capital expenditures	(3,320)	(3,564)	(12,242)	(10,626)
Cash paid for capitalized software and other intangible assets	(893)	(989)	(3,298)	(3,141)
Cash interest expense	(1,145)	(1,072)	(3,711)	(3,413)
Cash taxes	(1,283)	(1,243)	(5,107)	(5,265)
Changes in operating assets and liabilities	(26)	(270)	(2,055)	(3,006)
Noncash share-based compensation	286	346	1,241	1,336
Other (2)	77	121	500	303
Free Cash Flow	$1,708	$1,330	$12,962	$12,646

(1)
4th quarter and full year 2023 Adjusted EBITDA exclude $— and $(16) million of other operating and administrative expenses, respectively, related to our investment portfolio. 4th quarter and full year 2022 Adjusted EBITDA exclude $(2) million and $13 million of other operating and administrative expense, respectively, related to our investment portfolio.

(2)
4th quarter and full year 2023 include decreases of $— and $(16) million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA. 4th quarter and full year 2022 include decreases of $(2) million and $13 million, respectively, of costs related to our investment portfolio.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2023		2022		2023		2022
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,260	$0.81	$3,024	$0.70	$15,388	$3.71	$5,370	$1.21
Change	7.8%	15.7%			186.5%	NM

Amortization of acquisition-related intangible assets (1)	436	0.11	417	0.10	1,755	0.42	1,771	0.40
Investments (2)	(286)	(0.07)	80	0.02	(649)	(0.16)	681	0.15
Items affecting period-over-period comparability:
Goodwill and long-lived asset impairments (3)	—	—	—	—	—	—	8,541	1.93
Income tax adjustments (4)	—	—	—	—	—	—	(286)	(0.06)
Gains and losses related to businesses and investments (5)	—	—	—	—	—	—	69	0.02

Adjusted Net income and Adjusted EPS	$3,410	$0.84	$3,520	$0.82	$16,493	$3.98	$16,147	$3.64
Change	(3.1%)	2.4%			2.1%	9.3%
NM=comparison not meaningful.
(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Amortization of acquisition-related intangible assets before income taxes	$562	$520	$2,261	$2,197
Amortization of acquisition-related intangible assets, net of tax	$436	$417	$1,755	$1,771
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Realized and unrealized (gains) losses on equity securities, net	($1)	$113	$130	$320
Equity in net (income) losses of investees, net and other	(377)	(7)	(991)	582
Investments before income taxes	(378)	106	(861)	902
Investments, net of tax	($286)	$80	($649)	$681

(3)Full year 2022 net income attributable to Comcast Corporation includes a loss of $8.6 billion related to goodwill and long-lived assets impairments across the Connectivity & Platforms and Content & Experiences segments. The goodwill impairment was primarily not deductible for tax purposes.

(4)Full year 2022 net income attributable to Comcast Corporation includes $286 million of income tax benefit related to state tax law changes.

(5)Full year 2022 net income attributable to Comcast Corporation includes a loss of $96 million in other income, related to an impairment of an equity method investment, and includes a gain of $(53) million in amortization expense, $(26) million net of tax, related to the sale of a business.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended December 31, 2022			Twelve Months Ended December 31, 2022

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,081	$208	$18,289	$72,386	$78	$72,464
Business Services Connectivity	2,230	—	2,230	8,819	—	8,819
Total Connectivity & Platforms Revenue	$20,311	$208	$20,519	$81,205	$79	$81,284

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,073	$4	$6,077	$26,111	($23)	$26,088
Business Services Connectivity	1,276	—	1,276	5,060	—	5,060
Total Connectivity & Platforms Adjusted EBITDA	$7,349	$4	$7,353	$31,171	($23)	$31,148

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	33.6%	(40) bps	33.2%	36.1%	(10) bps	36.0%
Business Services Connectivity	57.2%	— bps	57.2%	57.4%	— bps	57.4%
Total Connectivity & Platforms Adjusted EBITDA Margin	36.2%	(40) bps	35.8%	38.4%	(10) bps	38.3%

	Three Months Ended December 31, 2022			Twelve Months Ended December 31, 2022

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,177	$—	$6,177	$24,469	$—	$24,469
Domestic wireless	883	—	883	3,071	—	3,071
International connectivity	953	54	1,007	3,426	25	3,451
Total residential connectivity	$8,013	$54	$8,067	$30,966	$25	$30,991
Video	7,273	112	7,385	30,496	47	30,543
Advertising	1,283	21	1,304	4,546	7	4,553
Other	1,512	21	1,533	6,378	(1)	6,377
Total Revenue	$18,081	$208	$18,289	$72,386	$78	$72,464

Operating Expenses
Programming	$4,473	$68	$4,541	$18,500	$32	$18,532
Non-Programming	7,536	135	7,671	27,775	70	27,845
Total Operating Expenses	$12,009	$203	$12,212	$46,275	$102	$46,377

Adjusted EBITDA	$6,073	$4	$6,077	$26,111	($23)	$26,088
Adjusted EBITDA Margin	33.6%	(40) bps	33.2%	36.1%	(10) bps	36.0%

TABLE 7

Reconciliation of Media Revenue Excluding Olympics, 2022 Super Bowl and 2022 FIFA World Cup (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2023	2022	Change	2023	2022	Change

Revenue	$6,979	$6,768	3.1%	$25,355	$26,719	(5.1%)

Beijing Olympics	—	—		—	963
2022 Super Bowl	—	—		—	519
2022 FIFA World Cup	—	263		—	263

Revenue excluding Olympics and 2022 Super Bowl and 2022 FIFA World Cup	$6,979	$6,505	7.3%	$25,355	$24,975	1.5%

Reconciliation of Media Domestic Advertising Revenue Excluding Olympics, 2022 Super Bowl and 2022 FIFA World Cup (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2023	2022	Change	2023	2022	Change

Revenue	$2,635	$2,829	(6.9%)	$8,600	$10,360	(17.0%)

Beijing Olympics	—	—		—	636
2022 Super Bowl	—	—		—	519
2022 FIFA World Cup	—	263		—	263

Revenue excluding Olympics and 2022 Super Bowl and 2022 FIFA World Cup	$2,635	$2,566	2.7%	$8,600	$8,942	(3.8%)

TABLE 8

Reconciliation of Consolidated Adjusted EBITDA Excluding Severance and Other(1) (Unaudited)

	Three Months Ended December 31,

(in millions)	2023	2022	Change(3)

Adjusted EBITDA	$8,012	$8,000	0.1%
Severance and Other(1)	527	638

Adjusted EBITDA excluding Severance and Other(1)	$8,538	$8,638	(1.2%)

Reconciliation of Connectivity & Platforms Constant Currency Adjusted EBITDA and Adjusted EBITDA Margin Excluding Severance and Other(1)(2) (Unaudited)

	Three Months Ended December 31,

(in millions)	2023	2022	Change(3)

Total Connectivity & Platforms
Adjusted EBITDA	$7,579	$7,349	3.1%
Adjusted EBITDA Margin	37.1%	36.2%	90 bps
Severance and Other(1)	422	456
Effects of Foreign Currency(2)	—	10

Constant Currency Adjusted EBITDA excluding Severance and Other(1)(2)	$8,000	$7,815	2.4%
Constant Currency Adjusted EBITDA Margin excluding Severance and Other(1)(2)	39.2%	38.1%	110 bps

Residential Connectivity & Platforms
Adjusted EBITDA	$6,276	$6,073	3.3%
Adjusted EBITDA Margin	34.8%	33.6%	120 bps
Severance and Other(1)	380	449
Effects of Foreign Currency(2)	—	10

Constant Currency Adjusted EBITDA excluding Severance and Other(1)(2)	$6,656	$6,532	1.9%
Constant Currency Adjusted EBITDA Margin excluding Severance and Other(1)(2)	36.9%	35.7%	120 bps

Business Services Connectivity
Adjusted EBITDA	$1,303	$1,276	2.1%
Adjusted EBITDA Margin	55.2%	57.2%	(200) bps
Severance	42	7
Effects of Foreign Currency(2)	—	—

Constant Currency Adjusted EBITDA excluding Severance(2)	$1,345	$1,283	4.8%
Constant Currency Adjusted EBITDA Margin excluding Severance(2)	57.0%	57.5%	(50) bps

Reconciliation of Content & Experiences Adjusted EBITDA Excluding Severance (Unaudited)

	Three Months Ended December 31,

(in millions)	2023	2022	Change(3)

Adjusted EBITDA	$932	$911	2.3%
Severance	101	186

Adjusted EBITDA excluding Severance	$1,033	$1,097	(5.9%)

(1)2023 amount includes an out-of-period adjustment associated with contractual obligations in our advertising business.
(2)2022 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.
(3)Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.